Participating Funds

■ U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core Total U.S. Bond Market ETF  (ISHAGG)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser)  (BVA-BF)
AST BlackRock Global Strategies Portfolio (Core Active)  (PRU-AA-CAB)
Transamerica Multi-Managed Balanced Portfolio VP  (TAP-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund  (BR-GC)
Transamerica Partners Core Bond Portfolio  (DIA-CORE)
BlackRock Strategic Income Opportunities Portfolio  (BR-SIP)
BlackRock Low Duration Bond Portfolio  (BR-LO)
Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio  (MET-BI)
Multimanager Core Bond Portfolio  (AXA-VIP)
Transamerica Multi-Managed Balanced Portfolio  (TA-CORE)
Metropolitan Series BlackRock Diversified Portfolio (Core PLUS Bond)  (METD_B)
CoreAlpha Bond Master Portfolio  (MIP_CORA)
BlackRock Allocation Target Shares: Series S Portfolio  (BATSS)
GuideStone Funds Low Duration Bond Fund  (GUIDE)
AZL Enhanced Bond Index Fund  (AZ-CORE)
Transamerica Partners Balanced Portfolio  (TRANS-CORE)
BlackRock Balanced Capital Portfolio (FI)  (BCS_F)
BlackRock Allocation Target Shares: Series C Portfolio  (BATSC)
EQ/Global Bond PLUS Portfolio  (AXA-GB)
BlackRock Total Return Portfolio (Ins - Series)  (BVA-TR)
Curian / BlackRock Global Long Short Credit Fund  (SMF_CC-GC)
Master Total Return Portfolio of Master Bond LLC  (MF-BOND)
BlackRock Core Bond Portfolio  (BR-CORE)

The Offering

Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:	01-28-2014
Security Type:	BND/CORP

Issuer	The Goldman Sachs Group, Inc. (2019)
Selling Underwriter	Goldman, Sachs & Co.
Affiliated Underwriter(s)	PNC Capital Markets LLC Other:
List of Underwriter(s)
Goldman, Sachs & Co., Banca IMI S.p.A., BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., DBS Bank Ltd., Lloyds Securities Inc., Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, Natixis Securities Americas LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc., SMBC Nikko Securities America, Inc., Standard Chartered Bank, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., UniCredit Capital Markets LLC, Blaylock Robert Van, LLC, Drexel Hamilton, LLC, Lebenthal & Co., LLC, Mischler Financial Group, Inc.

Transaction Details
Date of Purchase	01-28-2014

Purchase Price/Share (per share / % of par)	$99.684	Total Commission, Spread or Profit	0.350%

1. Aggregate Principal Amount Purchased (a+b)	$300,000,000
a.US Registered Funds (Appendix attached with individual Fund/Client purchase)	$129,175,000
b.Other BlackRock Clients	$170,825,000
2. Aggregate Principal Amount of Offering	$2,500,000,000
Fund Ratio [Divide Sum of #1 by #2] Must be less than 0.25 (unless securities are Government Securities)	0.12

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Rule 10f-3 Report – Definitions

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
Government Securities Offering

Timing and Price (check ONE or BOTH)

The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and

If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
YES NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
YES NO	No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:	Dillip Behera	Date:	01-30-2014
Global Syndicate Team Member
Approved by:	Betsy Mathews	Date:	01-30-2014
Global Syndicate Team Member

Definitions

Term	Definition
Fund Ratio	Number appearing at the bottom of page 1 of 2 of the Rule 10f-3 Report form. It is the sum of the Funds’ participation in the offering divided by the total amount of the offering.
Eligible Foreign Offering
The securities are sold in a public offering conducted under the laws of a country other than the United States and
(a)the offering is subject to regulation in such country by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Investment Company Act of 1940;
(b)the securities were offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
(c)financial statements, prepared and audited as required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, were made available to the public and prospective purchasers in connection with the offering; and
(d)if the issuer is a “domestic issuer,” i.e., other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it (1) has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of that act, and (2) has filed all the material required to be filed pursuant to section 13(a) or 15(d) of that act for a period of at least 12 months immediately preceding the sale of securities (or for such shorter period that the issuer was required to file such material)

Eligible Municipal Securities
The securities are direct obligations of, or obligations guaranteed as to principal or interest by, a State or any political subdivision thereof, or any agency or instrumentality of a State or any political subdivision thereof, or any municipal corporate instrumentality of one or more States, or any security which is an industrial development bond (as defined in section 103(c)(2) of Title 26) the interest on which is excludable from gross income under certain provisions of the Internal Revenue Code.
(a)with respect to ratings, the securities
(1)have received an investment grade rating from at least one nationally recognized statistical rating organization (“NRSRO”); or
(2)have received one of the three highest ratings from an NRSRO, if the issuer of the municipal securities, or the entity supplying the revenue or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors.
(b) The purchases of municipal securities, if any, were not designated as group sales or otherwise allocated to the account of any prohibited seller (i.e., an affiliated underwriter).

Eligible Rule 144A Offering
The securities are sold in an offering where
(a)the securities are offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;
(b)the securities were sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A (“QIBs”); and
(c)the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other QIBs pursuant to Rule 144A

Government Securities Offering
The security is issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing

U.S. Registered Public Offering.	The securities offered are registered under the Securities Act of 1933 that are being offered to the public.